Exhibit 10.06

SANDERS MORRIS HARRIS GROUP INC.
2009 MANAGEMENT INCENTIVE PROGRAM

Section 1.  Overview.  The 2009 Management Incentive Program (the “Program”) may pay cash bonuses (each, a “Bonus Award”) to select senior officers of Sanders Morris Harris Group Inc. and its subsidiaries (the “Company”). Bonus Awards are paid annually.  The amount of a Bonus Award is based upon an employee’s Bonus Target, performance during the Performance Year, and the Incentive Pool made available for payments under the Program for the applicable Performance Year.

Section 2.  Purpose.  The Program is designed to provide an annual incentive compensation opportunity for key senior officers of the Company for achieving critical financial goals of the Company.

Section 3.  Performance Year.  The Program is effective for the period beginning January 1, 2009, and ending December 31, 2009 (the “Performance Year”).

Section 4.  Eligibility.  Those employees who are determined to be eligible to receive a Bonus Award are called “Participants.”

(a)            Eligible Participants.  Except as specifically provided otherwise in this Program, a person must be employed by the Company, on active status on the Company payroll, on salary continuation, or on a formal leave of absence on or before June 30 (unless waived by the Chairman (as hereinafter defined)) and on the last day of the Performance Year (except as provided in cases of death or disability or termination without Cause as defined in Sections 6, 7, or 8 below) to be eligible for participation in the Program.  A Participant may work either full-time or part-time as an employee, as long as other eligibility criteria are met.

(b)            Determination of Participants.  Prior to the beginning of the Performance Year, or as soon as practicable thereafter, the Chairman of the Board of Directors (the “Chairman”) shall recommend to the Compensation Committee and the Compensation Committee shall determine which senior officers of the Company (“Senior Officers”) are Participants.  Additional Participants may be included during the Performance Year and, as provided herein, an employee’s participation in the Program may terminate.  The Participants currently identified are set forth on Exhibit A attached hereto.

Section 5.  Bonus Award.  There is no minimum Bonus Award or guaranteed payment, however, there may be a minimum Bonus Award or guaranteed payment provided to certain designated employees based on a pre-existing employment agreement or understanding.  A Participant’s Bonus Award is calculated with reference to such Participant’s Bonus Target (as defined below), that Participant’s performance for the Performance Year, and the Incentive Pool (as defined below) for the Performance Year.

(a)          Bonus Targets.

(1)           Each Participant has a target (the “Bonus Target”) stated as a percentage of the Incentive Pool.

(2)           The Compensation Committee establishes individual Bonus Targets for Participants.  The Compensation Committee may provide that a portion of the Incentive Pool will be distributed to specific Participants based on a formula established at the beginning of the Performance Year and that the balance of the Incentive Pool may be awarded in the Compensation Committee’s discretion.  Set forth on Exhibit A are the Bonus Targets and the portion of the Incentive Pool established and identified for distribution based on the formula set forth on Exhibit A.

(b)            Determination of the Incentive Pool Amount.

(1)           At the end of the Performance Year and closing of the Company’s fiscal year financials, the Compensation Committee in its sole discretion may identify an amount as the Incentive Pool.  The Compensation Committee will take into consideration various metrics when determining whether or not to identify an amount available for payment of Bonus Awards under the Program (referred to as the “Incentive Pool”).  The performance metric(s) may be based on, among other things, achievement of Company financial and business plans and achievement of certain goals vs. the Company’s competitors. In exercising its discretion in determining the size of the Incentive Pool, if any, the Committee will consider all circumstances existing at the end of the Performance Year and closing of the Company’s fiscal year financials, that it deems relevant, including, but not limited to, the achievement of certain fiscal 2009 operating profits and goals, market conditions, special, non-recurring circumstances, comparative performance, balance sheet strength, forecasts, and any other relevant matters.

(2)           As a general rule the Incentive Pool will be calculated as a percentage of the net income of the Company before provision for income taxes for 2009 and will vary depending on the ratio of net income before provision for income taxes to the average total stockholders’ equity (i.e., net income before provision for income taxes divided by average total stockholders’ equity, the return on equity or “ROE”); provided that net income may exclude extraordinary items (including, but not limited to, goodwill impairment charges, losses from discontinued operations, and other extraordinary charges) as determined by the Compensation Committee and average total stockholders’ equity will be the average of total stockholders’ equity at December 31, 2008 and December 31, 2009.  If ROE is less than 5.0%, the Incentive Pool will be purely in the discretion of the Compensation Committee.  If ROE exceeds 12.5%, the Incentive Pool shall be limited to 15.0% of net income before provision for income taxes.

Incentive Pool as a
ROE	Percent of Pretax Net Income[1]
12.5% or greater	15.0%
10.0%, but less than 12.5%	12.5%
7.5%, but less than 10.0%	10.0%
5.0%, but less than 10.0%	7.5%
less than 5.0%	Discretionary

(c)           Determination of Bonus Award Amount.

(1)            A Bonus Award is calculated with reference to: (i) the amount of the Incentive Pool multiplied by a Participant’s Bonus Target (this is called the “Target Award”), (ii) a Participant’s performance for the Performance Year, and (iii) the Incentive Pool made available for Bonus Awards under the Program for the Performance Year.

(2)            The amount of a Bonus Award to a Participant who is a Senior Officer is determined by the Compensation Committee.  A Participant’s Bonus Award can be either greater than or less than (including zero) a Participant’s Target Award.  The Compensation Committee, in its sole discretion, may increase or decrease individual awards from their target levels, based on individual performance and available Incentive Pool.

(3)            A Participant’s Bonus Award is linked to an assessment of a Participant’s total job performance for the Performance Year.  Factors that may be considered include but are not limited to, what a Participant does to advance the Company’s success and how a Participant does it, especially leadership and the skill with which a Participant has performed the primary duties and responsibilities of the Participant’s job.  The Compensation Committee will consult with the Chairman in establishing the Bonus Target and Target Award for the Chairman and each of the other Participant’s in the Program.

(4)           There is neither a minimum nor maximum amount of a Bonus Award that may be paid to a Participant for the Performance Year.  At the Compensation Committee’s discretion, a Bonus Award amount may be prorated for those Participants who are eligible to participate in the Program for less than the full Performance Year.

(d)           Payment of Awards.  To be eligible to receive a Bonus Award, a Participant must be an employee in good standing and, on active status, receiving salary continuation, or be on a formal leave of absence at the time the Bonus Awards are distributed.  As soon as administratively practicable following the determination of a Participant’s Bonus Award, but not later than March 15 after the end of the Performance Year to which such Bonus Award relates, such Bonus Award, less any legally required withholding, shall be paid to a Participant or, in the event of a Participant’s death, in accordance with Company policy as stated in Section 6 hereof.  Each Participant’s Bonus Award shall be payable by the Company in cash by March 15th after the end of the Performance Year to which such Bonus Award relates, generally at such time as bonuses are paid by SMHG for the relevant fiscal year, but not before the Compensation Committee certifies in writing that there is an Incentive Pool, and (ii) shall be paid in U.S. dollars.

1 The Incentive Pool may not exceed the same percentage of Cash Flow from Operations for the Performance Year.

No Participant shall have any right to payment of any amounts under this Program unless and until the Compensation Committee determines the amount of such Participant’s Bonus Award, that such Bonus Award shall be paid, and the method and timing of its payment.

Section 6.  Death of a Participant.

(a)            Beneficiary.  Each Participant shall have the right to name a beneficiary or beneficiaries to receive any amount payable hereunder in the event of the Participant’s death.  If the Participant fails to designate a beneficiary or if all such beneficiaries predecease the Participant, the Participant’s beneficiary shall be his or her surviving spouse, but if none, then his or her estate.  To be effective, a beneficiary designation must be made in writing and filed with the Company.  A Participant may revoke an existing beneficiary designation by filing another written beneficiary designation with the Company.  The latest beneficiary designation received by the Company shall be controlling.

(b)            Death during Performance Year.  In case of a Participant’s death during the Performance Year, the Company may pay a pro rata portion of the Bonus Award to which a Participant would have been entitled for the Performance Year.  Such pro rata portion shall be equal to (i) the ratio which a Participant’s completed calendar months of employment during the Performance Year bears to 12 multiplied by (ii) the amount to which the Company determines a Participant would have been entitled, as determined in Section 5 herein, had a Participant continued in active status through the end of the Performance Year.

(c)            Death after Performance Year.  In case of the death of a Participant after the end of the Performance Year, but before the delivery of a Bonus Award to which he or she may be entitled, such Bonus Award shall be delivered to a Participant’s beneficiary.

Section 7.  Disability of Participant.  In the event of a Participant’s Disability during the Performance Year, a Participant shall become eligible for a portion of an Award, based on a pro rata portion of the Performance Year represented by the time prior to the absence from work caused by the Disability.  Disability is the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

Section 8.  Termination of Employment.  Upon an employee’s termination during the Performance Year for any reason other than for Cause or those specified in Sections 6 or 7 hereof, such former employee shall no longer be a Participant and shall not have any right to a Bonus Award under the Program.  “Cause” means the termination of the Participant’s employment by the Company by reason of (a) the conviction of the Participant by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony; (b) the proven commission by the Participant of an act of fraud upon the Company; (c) the willful and proven misappropriation of any funds or property of the Company by the Participant; (d) the willful, continued and unreasonable failure by the Participant to perform the material duties assigned to him; (e) the knowing engagement by the Participant in any direct, material conflict of interest with the Company without compliance with the Company’s conflict of interest policy, if any, then in effect; or (f) the knowing engagement by the Participant, without the written approval of the Board, in any activity which competes with the business of the Company or which would result in a material injury to the business, reputation or goodwill of the Company.

Section 9.             Election to Defer Benefits

Each Participant may make an election (a “Deferral Election”) to defer all or any part of the Participant’s Bonus Award to be received by such Participant (“Elected Deferred Benefits”) in accordance with this Section. Elected Deferred Benefits shall be credited to the Account for each Participant at a time and in a manner reasonably determined by the Chief Financial Officer of the Company.

(a)           Timing of Deferral Elections. Each Participant may make a Deferral Election with respect to a Bonus Award by filing a written election with the Company on or before October 1, 2009.

(b)           Payment Form Election. A Participant electing to defer Elected Deferred Benefits may make an irrevocable election to have those Elected Deferred Benefits paid (within 30 days after, or beginning within 30 days after, a Specified Payment Date (as defined below). Notwithstanding any such election, if a Specified Payment Date is later than the Participant’s General Deferral Payment Date (as hereinafter defined), such Elected Deferred Benefits shall be paid or begin to be paid in accordance with this paragraph. A “Specified Payment Date” means a date specified by the Participant at the time he or she elects to defer the Elected Deferred Benefits in question, which date must be March 31, June 30, September 30, or December 31 of a specified year in the future, but no earlier than the March 31st of the calendar year following the year in which the deferred amounts would have been paid (if they had not been deferred).

(c)           Payment Date. A Participant’s “Payment Date” shall mean either the Specified Payment Date or the General Deferral Payment Date, as applicable:

(i)           If a Specified Payment Date applies to a portion of a Participant’s Account, such portion of the Participant’s Account shall be paid, or begin to be paid, within 30 days after such Specified Payment Date unless the Participant’s General Deferral Payment Date occurs prior to the Specified Payment Date.

(ii)           The balance in a Participant’s Account, other than the portion, if any, of the Participant’s Account for which payment has previously commenced pursuant to paragraph 9(c)(i), shall be paid, or begin to be paid, in April of the calendar year following the year of the Participant’s Termination or death, whichever occurs first (the “General Deferral Payment Date”).

(d)           Forms of Payment

(i)           Distributions Prior to Death. Except as provided in (ii) below, a Participant’s Account shall automatically be paid in cash in a single lump sum promptly following the applicable Payment Date(s), unless and to the extent a valid written installment distribution election has been filed in accordance with paragraph 9(e). Installment payments shall be made annually in substantially equal installments over the installment period specified in the installment distribution election, beginning at or within 30 days after the applicable Payment Date. Each installment payment shall be computed by dividing the balance of the portion of the Account that is to be paid in installments by the number of payments remaining in the installment period.

(ii)           Acceleration of Distributions Upon Death. During the first month of the first calendar quarter following the death of a current or former Participant, the entire unpaid balance of his Account shall automatically be paid in cash in a single lump sum notwithstanding any valid written installment distribution election then in effect.

(e)           Installment Payments. A Participant may make a separate installment distribution election for each calendar year’s Elected Deferred Benefit (if any). An installment distribution election may apply to all or any portion of the Elected Deferred Benefit (if any) deferred for such calendar year and shall specify the period of years (up to a maximum of 15 years) over which installment payments are to be made. Installment distribution elections with respect to a calendar year’s Elected Deferred Benefit deferred must be made at the time the Participant elects to defer the Elected Deferred Benefit for the calendar year in question or, if no Elected Deferred Benefit is elected for that calendar year, not later than the latest time at which such an election would be permitted. Except as provided in this paragraph, an installment distribution election is irrevocable once made, and payments of any Elected Deferred Benefit for the applicable calendar year will be made in accordance with such election notwithstanding the subsequent Termination of the Participant.

(f)           Vesting. Each Participant shall be fully vested at all times in the balance of his or her Account.

Section 10.           Miscellaneous

(a)           Administration of the Program.  The Compensation Committee has the sole discretion to: (i) adopt such rules, regulations, agreements, and instruments as it deems necessary to administer the Program; (ii) interpret the terms of the Program; (iii) determine an employee’s eligibility under the Program; (iv) determine whether a Participant is to receive a Bonus Award under the Program; (v) determine the amount of any Bonus Award to a Participant; (vi) determine when a Bonus Award is to be paid to a Participant; (vii) amend, suspend, or terminate the Program, without notice; and (viii) take any and all other actions it deems necessary or advisable for the proper administration of the Program.  The Chief Financial Officer of the Company shall be responsible for maintaining all necessary support documentation regarding performance and bonus calculations under the Program. The Compensation Committee delegates to the Chairman and the Chief Senior Officer of the Company the authority to administer the Program.

(b)            Notification.  A copy of this Program shall be provided to each Participant upon request.  A Participant shall have no right to or interest in an Award unless and until a Participant’s Award has been determined and paid to a Participant.

(c)            Nature of the Program.  Whether to grant any Bonus Awards under this Program, and in what amounts, are under the Compensation Committee discretion.  Participation in this Program is not intended, nor should it be interpreted, to create any entitlement to participate in this or any future incentive plans or to receive the same or similar incentive payments that may be received under this Program.  No Participant should make any decision based on any hope or expectation of receiving any incentive under this Program.  Nothing contained in nor will any action under the Program confer upon any individual any right to continue in the employment of the Company and does not constitute any contract or agreement of employment or interfere in any way with the right of the Company to terminate any individual’s employment.

(d)            Termination and Notification.  The Company may at any time modify, terminate, or from time to time, suspend and, if suspended, may reinstate the provisions of this Program.  Any termination of this Program will be done in a manner that the Committee determines complies with Section 409A of the Internal Revenue Code to the extent applicable.

(e)            Withholding Tax.  In connection with any payments to a Participant or other event under this Program that gives rise to a federal, state, local or other tax withholding obligation relating to this Program (including, without limitation, FICA tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to such Participant whether or not pursuant to this Program or (ii) the Committee shall be entitled to require that such Participant remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

(f)            Award Limitations.  Bonus Awards made under this Program are not considered for the purpose of calculating any extra benefits; any termination, severance, redundancy, or end-of-service premium payments; other bonuses or long-service awards; overtime premiums; pension or retirement benefits; or future base pay or any other payment to be made by the Company to a Participant or former Participant.

(g)            All Rights Reserved.  The Company expressly reserves all rights and control over the Program.  Although the Company expects that the Program will continue, the Company may change, amend, or terminate any provisions of the Program, or the Program itself, at any time, in its sole discretion.

(h)            Unfunded Program.  Nothing contained in this Program will be deemed to require the Company to deposit, invest or set aside amounts for the payment of any Bonus Awards.  Participation in the Program does not give a Participant any ownership, security, or other rights in any assets of the Company.

(i)            Applicable Law.  The Program will be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws.

(j)            Validity.  If any of the provisions of this Program is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(k)           Compliance with Code Section 409A.  The compensation payable by the Company to or with respect to a Participant pursuant to this Program is intended to be compensation that is not subject to the tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Program shall be administered and construed to the fullest extent possible to reflect and implement such intent.  Any provision of this Program to the contrary notwithstanding, if a Participant is a specified employee (within the meaning of Section 409A of the Code) on the date of his or her separation from service (within the meaning of Section 409A of the Code) with the group of employers that includes the Company and each other employer that along with the Company is considered a single employer under Section 414(b) or 414(c) of the Code, then any payment or benefit to be paid or provided to such Participant pursuant to this Program that would be subject to the tax imposed by Section 409A of the Code if paid or provided at the time otherwise specified in this Program or pursuant to such Participant’s Bonus Award shall be delayed and thereafter paid or provided on the first business day that is 6 months after the date of such Participant’s separation from service (or if earlier, within 30 days after the date of such Participant’s death following his or her separation from service) to the extent necessary for such payment or benefit to avoid being subject to the tax imposed by Section 409A of the Code.

(l)           Nonassignability No rights of any Participant (or of any beneficiary pursuant to this Section 10(l)) under this Program may be sold, exchanged, transferred, assigned, pledged, hypothecated, or otherwise disposed of (including through the use of any cash-settled instrument), either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution.  Any sale, exchange, transfer, assignment, pledge, hypothecation or other disposition in violation of the provisions of this Section 10(l) shall be void and shall not be recognized or given effect by the Company.

(m)         Choice of Forum.

(1)           Jurisdiction.  The Company and each Participant, as a condition to such Participant’s participation in this Program, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Houston, Texas over any suit, action or proceeding arising out of or relating to or concerning this Plan.  The Company and each Participant, as a condition to such Participant’s participation in this Plan, acknowledge that the forum designated by this Section 10(m) has a reasonable relation to this Program and to the relationship between such Participant and the Company.  Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 10(m).

(2)           Acceptance of Jurisdiction.  The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in this Program, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 10(m)(l), (iii) undertake not to commence any action arising out of or relating to or concerning this Program in any forum other than the forum described in this Section 10(m) and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Company and each Participant.

(3)           Service of Process.  Each Participant, as a condition to such Participant’s participation in this Program, hereby irrevocably appoints the General Counsel of Sanders Morris Harris Group Inc.  as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Program, who shall promptly advise such Participant of any such service of process.

(4)           Confidentiality.  Each Participant, as a condition to such Participant’s participation in this Program, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 10(m), except that a Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

(n)           Waiver of Jury Trial.  EACH PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PROGRAM.

 (o)           No Third Party Beneficiaries.  This Program shall not confer on any person other than the Company and any Participant any rights or remedies hereunder.

(p)           Headings.  The headings in this Program are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

(q)           Construction.  In the construction of this Program, the singular shall include the plural, and vice versa, in all cases where such meanings would be appropriate.

Exhibit A

1.          Senior Officers Eligible for Bonus Pool

             George L. Ball
             Rick Berry
             Stephen Cordill
             Ric Edelman
             Bruce McMaken

2.          Identified formula established for a portion of the bonus pool:

50% of the Incentive Pool will be distributed to Participants on a non-discretionary basis, the balance of the Incentive Pool shall be allocated and distributed at the discretion of the Compensation Committee

George L. Ball	10%
Rick Berry	10%
Stephen Cordill	10%
Ric Edelman	10%
Bruce McMaken	10%